Exhibit 21

Subsidiaries

Name	Background		Ownership

Aisling Network Group Limited	•	British Virgin Islands (“BVI”) company	100% owned
(“ANGL”)	•	Incorporated on September 23, 2025	by the Company
	•	Issued and outstanding 50,000 ordinary shares at US$1 par value
	•	Investment holding

ASN Zone One Limited (“ASN”)	•	Hong Kong company	100% owned by the
	•	Incorporated on August 11, 2014	ANGL
	•	Issued and outstanding 10,000 ordinary shares for HK$10,000
	•	Provision of trading LED carriage boxes and components